As filed with the Securities and Exchange Commission on July 1, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

VALUECLICK, INC.
(Exact name of registrant as specified in its charter)

Delaware	77-0495335
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

30699 Russell Ranch Road, Suite 250
Westlake Village, California 91362
(Address of Principal Executive Offices) (Zip Code)

Options Assumed by ValueClick, Inc.
originally granted under the
Web Marketing Holding 2004 Continuing Pool Stock Incentive Plan, as amended
(Full title of the Plans)

Scott H. Ray
Chief Financial Officer
ValueClick, Inc.
30699 Russell Ranch Road, Suite 250
Westlake Village, California 91362
(Name and address of agent for service)

(818) 575-4500
(Telephone Number, including area code, of agent for service)

Copies to:
Bradford P. Weirick, Esq.
Gibson, Dunn & Crutcher LLP
333 South Grand Avenue, 48th Floor
Los Angeles, California 90071
(213) 229-7000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share	349,024 shares	$10.3895	$3,626,184.85	$426.80

(1)           Includes, with respect to each share of Common Stock, Preferred Share Purchase Rights, pursuant to the Registrant’s Rights Agreement, dated as of June 4, 2002, between the Registrant and Mellon Investor Services, L.L.C., as Rights Agent. Until a triggering event thereunder, the Preferred Share Purchase Rights trade with, and cannot be separated from, the Common Stock.

(2)           Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends, or similar transactions, and pursuant to Rule 416(c) also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein, and in the Web Marketing Holding 2004 Continuing Pool Stock Incentive Plan, as amended (the “Plan”).

(3)           Calculated on a weighted-average basis solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the offering price per share that such options may be exercised.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Pursuant to the instructions to Form S-8, Part I (Information Required in the Section 10(a) Prospectus) is not filed as part of this Registration Statement.

The options covering the shares of common stock registered hereunder have been assumed by the Registrant pursuant to an Agreement and Plan of Merger, dated as of June 10, 2005, by and among ValueClick, Inc., a Delaware corporation, Spider Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of ValueClick, Inc., Web Marketing Holdings, Inc., a Delaware corporation, and J. Alex Hartzler, an individual, solely in his capacity as Stockholder Agent. These options were originally granted to officers, directors and employees of Web Marketing Holdings, Inc. under the Web Marketing Holding 2004 Continuing Pool Stock Incentive Plan, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)   The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which includes audited financial statements for the registrant’s fiscal year ended December 31, 2004;

(b)   All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the audited financial statements described in (a) above;

(c)   The description of the Registrant’s common stock to be offered hereby contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on March 28, 2000; and,

(d)   The description of the Registrant’s Preferred Share Purchase Rights contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 14, 2002.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits indemnification of a corporation’s officers and directors under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

Article VII, Section I of our Bylaws provides that we will indemnify our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, executive, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was our director or officer (or was serving at our request as a director or officer of another corporation) shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us as authorized by the relevant section of the Delaware General Corporation Law.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article VIII of our Amended and Restated Certificate of Incorporation provides that our directors shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law or (d) for any transaction from which the director derived any improper personal benefit.

We have entered into indemnification agreements with each of our directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to us (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses). The indemnification agreements provide for us to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to us a statement or statements that reasonably evidence(s) such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

We have purchased directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit Number	Exhibit
4.1

Instruments Defining Rights of Stockholders. Reference is made to the Registrant’s Registration Statements on Form 8-A filed with the Commission on March 28, 2000 and June 14, 2002 incorporated by reference pursuant to Items 3(c) and (d).

5.1	Opinion and consent of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included on the signature pages to this Registration Statement on Form S-8).

99.1	Web Marketing Holdings, Inc. 2004 Stock Incentive Plan.

99.2	Web Marketing Holdings, Inc. Amendment Number 1 to the 2004 Stock Incentive Plan.

Item 9. Undertakings

A.            The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “1933 Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided however, that clauses (1)(i) and (l)(ii) shall not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold upon the termination of the offering under the Plans.

B.            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnity provisions incorporated by reference in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California, on this day of July 1, 2005.

VALUECLICK, INC.

By:	/s/ SCOTT H. RAY
Scott H. Ray Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James R. Zarley, Samuel J. Paisley and Scott Barlow, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES R. ZARLEY	President, Chief Executive Officer and	July 1, 2005
James R. Zarley	Chairman of the Board of Directors (Principal Executive Officer)

/s/ SCOTT H. RAY	Chief Financial Officer (Principal Financial	July 1, 2005
Scott H. Ray	Officer and Principal Accounting Officer)

/s/ TOM A. VADNAIS	Director	July 1, 2005
Tom A. Vadnais

/s/ MARTIN T. HART	Director	July 1, 2005
Martin T. Hart

/s/ DAVID S. BUZBY	Director	July 1, 2005
David S. Buzby

/s/ JEFFREY F. RAYPORT	Director	July 1, 2005
Jeffrey F. Rayport

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1

Instruments Defining Rights of Stockholders. Reference is made to the Registrant’s Registration Statements on Form 8-A filed with the Commission on March 28, 2000 and June 14, 2002 incorporated by reference pursuant to Items 3(c) and (d).

5.1	Opinion and consent of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included on the signature pages to this Registration Statement on Form S-8).

99.1	Web Marketing Holdings, Inc. 2004 Stock Incentive Plan.

99.2	Web Marketing Holdings, Inc. Amendment Number 1 to the 2004 Stock Incentive Plan.